EXHIBIT 99.1

CNET Networks Response to May 16, 2006 Report Issued by Center for Financial Research and Analysis

SAN FRANCISCO, May 22, 2006 — On May 16, 2006, the Center for Financial Research and Analysis issued an analysis of stock option exercise prices relative to stock price ranges for certain companies during the period 1997 to 2002. The report identified CNET Networks, Inc. (Nasdaq: CNET) as having granted stock options on four occasions between 1998 and 2001 with exercise prices that matched or were close to a 40-day low for its stock price. CNET Networks’ Board of Directors has appointed a special committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. The Special Committee is being assisted by independent legal counsel.

About CNET Networks, Inc.
CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company’s brands — such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet — serve the technology, games and entertainment, business, and community categories. CNET Networks was founded in 1993 and has always been “a different kind of media company” creating engaging media experiences through a combination of world-class content and technology infrastructure.

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Investor Relations Contact:
Cammeron McLaughlin
(415) 344-2844
cammeron.mclaughlin@cnet.com

Media Contact:
Martha Papalia
(617) 225-3340
martha.papalia@cnet.com